Exhibit 99.2

CASCADE CORPORATION, #11077438

Third Quarter Fiscal 2007 Earnings Conference

December 7, 2006, 2:00 p.m. PT

Operator

Good afternoon, ladies and gentlemen, and welcome to the Cascade Corporation third quarter fiscal year 2007 earnings conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone should need operator assistance during our conference, please press the star key followed by zero. As a reminder, this conference is being recorded today, Thursday, December 7, 2006.

I would now like to turn the conference over to Andy Anderson, Chief Financial Officer of Cascade Corporation. Please go ahead, sir.

A. Anderson

Thank you. Good afternoon, everyone, and welcome to today’s call. Terry Cathey, our Chief Operating Officer, and Joe Pointer, our Vice President Finance, are here with me. Bob Warren, our President and CEO is traveling and unfortunately unable to participate in today’s call.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. We manufacture devices primarily for industrial trucks, most commonly called lift trucks or forklifts and to a lesser degree, construction vehicles such as tool carriers and skid steer loaders. Our products allow the truck to carry, position and deposit various types of loads. These products are used in nearly every industry worldwide that uses lift trucks.

About two-thirds of our products are sold through the retail dealers. The remainder are sold directly to global manufacturers, names as Hyster, Toyota, Linde, Mitsubishi, Yale, Komatsu, Hefei, Ingersoll-Rand and Nissan. We have about 1,900 employees operating in 25 facilities worldwide at this time. The end users of our products represent nearly every industry that uses lift trucks in their materials handling and distribution function.

I’ll now give you an overview of the third quarter.

I’d like to remind everyone that the intention of this call is to discuss matters with all shareholders that affect our business in compliance with Regulation FD. During the course of this call, we may be making forward-looking statements in compliance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Participants are cautioned that forward-looking statements such as statements of our anticipated revenue, costs, earnings and cash flows are dependent on a number of factors that affect our operating results and could cause our actual future results to differ materially.

Factors include but are not limited to general economic conditions, material costs and availability, interest rates, foreign currency fluctuations, performance of our manufacturing facilities, effectiveness of cost reduction initiatives, risks of doing business internationally and the cyclical nature of the materials handling industry. We cannot provide any assurance that future results will meet expectations.

In addition, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Forms 10K and 10Q and other filings with the Securities and Exchange Commission. We disclaim any obligation to release any updates to any comments made in this call or reflect any changes in business conditions.

One final note of explanation. Our fiscal year ends on January 31st so when we refer to fiscal year 2007 we are actually referring to the year ended January 31, 2007. We just completed the third quarter of fiscal 2007. In addition, our references to prior periods in this call relate to the third quarter of fiscal 2006.

In reviewing our third quarter results, net income was $12.3 million or $0.94 per diluted share compared to $10.8 million or $0.84 per diluted share in the prior year. This represents a 13% increase in net income and is primarily the results of higher levels of business activity in both North America and China.

Consolidated net sales were $122.8 million, an increase of 9% compared to net sales of $112.6 million in the prior year. Adjusting for the impact of currency changes, net sales increased approximately 7%. I would like to note that fourth quarter results will be potentially seasonally impacted due the lower number of shipping days caused by holiday shut downs.

Gross margin for the third quarter was 32%, down slightly from 33% for the prior year. Margins in both North America and Asia Pacific decreased due primarily to higher material costs and pricing pressure in certain markets and product segments. Margins in China remain consistent with the prior year. Margins in Europe were up slightly from the prior year and again I would like to note that historically gross margin have been slightly lower in the fourth quarter due to unabsorbed fixed costs during holiday shut down periods.

Consolidated SG&A expenses were $19.8 million in the third quarter which represents a 3% increase over the prior year. Currency changes made up 2% of this increase. The remaining 1% increase is due primarily to higher share based compensation costs and general cost increases.

We adopted the new accounting standard for share based compensation in the second quarter of the prior year. On a consolidated level, our share based compensation costs were $1.1 million in the third quarter of the current year as compared to $874,000 in the prior year. We estimate this cost to be approximately $1.1 million during the fourth quarter. Overall, we have no indication that SG&A expenses will change significantly through the remainder of the year.

Our effective tax rate of 37% was up from the prior year rate of 35%. This slightly higher rate reflects additional state income taxes and valuation allowances for pretax losses in Europe.

During the fourth quarter we are planning to dividend approximately $18 million of cash from our Canadian subsidiaries to the U.S. parent corporation. This will result in both the utilization and creation of certain foreign tax credits; however, we do not anticipate this transaction will significantly impact our fourth quarter tax rate but it is subject to further review.

I’d now like to spend a few minutes discussing our operating results on a geographic basis. Sales in North America were up 5% over the prior year with only 1% related to currency changes. These results reflect higher levels of business activity. Our gross margin in North America was 40%, down 1% from the prior year. Material cost increases including the impact of a strengthening Euro on purchases from European suppliers account for the decline.

SG&A costs in North America decreased approximately 2% from the prior year primarily due to lower personnel and marketing costs.

Turning to Europe, net sales for the third quarter increased 10% after excluding the effects of currency changes. This increase reflects higher volumes of business due to a strong European lift truck market. Gross margins in Europe were 16% in the third quarter compared to 15% in the prior year. However, prior years’ results include approximately $1 million of costs related to the closure of our Hoorn, the Netherlands facility. Excluding these closure costs, the gross margin percentage for fiscal 2006 would have been 19%.

The fiscal 2007 gross profit was primarily impacted by inventory adjustments, manufacturing inefficiencies and costs associated with production modifications implemented during the third quarter. We have made personnel and operational changes to remediate these problems.

The majority of the increase in SG&A costs in Europe was due to additional sales and marketing expense and share based compensation costs. As we have previously noted, our European business continues to be highly competitive. We are actively pursuing a number of significant structural and strategic remedies in Europe. These initiatives will take time to fully implement but we remain confident we will ultimately be successful in changing the market structure.

Now turning to the Asia Pacific region which primarily includes our operations in Japan, Korea and Australia, sales in the region increased 6% over the prior year. This increase reflects an overall increase in market share in the region, particularly in Korea and Japan. Gross margins of 25% in the third quarter were down from 27% in the prior year. The decrease is the result of higher material costs which we were unable to pass on to customers in the region and the result of increased sales of lower margin OEM products.

SG&A in the Asia Pacific region excluding currency changes was up 10% in the third quarter compared with the prior year. The increase was due to additional marketing and employee benefit costs.

In China, our net sales increased 30% in the third quarter compared to the prior year. Currency changes accounted for 2% of the increase. Our performance in China reflects the extremely strong Chinese lift truck market. For the classes of lift trucks that we serve, the Chinese market is now effectively the second largest national lift truck market in the world.

Gross margins of 44% were consistent with the prior year. To date, increases in material and other costs have been offset by the benefit of fixed costs absorption due to the higher shipment volumes. Although the Chinese market is becoming increasingly competitive, during the past 9 months we have seen a positive trend in margins for certain attachment products. This is due to 2 factors.

The first factor is that we are continuing our efforts to source lower cost material and components from within China. The second factor is that we are beginning to benefit from production process improvements which are being implemented at our facility in Xiamen, China. These improvements, supported by our additional capital investments, will continue into next year.

SG&A in China increased 26% in the third quarter. The majority of the increase is due to added resources to support our China expansion activities. On a go forward basis, we expect expenses to remain at approximately current levels.

Turning to the balance sheet, our cash and marketable securities were approximately $64 million as of October 31, 2006 compared to $58 million as of January 31, 2006. In a few moments I will address our plans for our current cash and future free cash flow.

Debt, including long term debt and notes payable to banks decreased from $30 million at January 31, 2006 to $26 million at October 31, 2006. This reflects the paydown of substantially all of the debt related to our fiscal 2004 Italian acquisition. Subsequent to October 31st, we made our scheduled $12.5 million debt payment.

Capital expenditures were $5.6 million and depreciation expense was $3.4 million in the third quarter. We anticipate capital expenditures to total approximately $8 million for the fourth quarter of fiscal 2007. This higher spending level reflects the current expansion programs now underway in the China facility.

As we have mentioned in the past, the data available for the lift truck industry is the only direct economic or industrial indicator we have available for the markets we serve. While the data does not correlate exactly with our business level, it does give us some indication of short term future trends.

North American lift truck shipments increased 10% during the third quarter of fiscal 2007 compared to the prior year. Based on the most recent preliminary data, we believe that the North American lift truck market will continue at its existing level through the fourth quarter of fiscal 2007.

Lift truck shipments in the European market were up 19% in the third quarter compared to the prior year. Shipments in Western Europe were up 13% and shipments in Eastern Europe which represents about 20% of the total market, were up 53% over the prior year. We anticipate that the overall European lift truck market growth rate in the fourth quarter will be more modest.

Lift truck shipments in the Asia Pacific region, excluding China, were consistent in the third quarter compared to the prior year. We expect to see shipment levels in this region at a comparable rate in the fourth quarter.

China’s lift truck market was up 32% in the third quarter compared to last year. Based on preliminary industry data, we expect lift truck shipments in the fourth quarter to be approximately the same as third quarter levels.

On a consolidated level we remain optimistic about sales for the next quarter due to the strength globally of all lift truck markets.

I would now like to comment on a number of important plans and developments. During the third quarter we initiated our share repurchase program with plans over the next 2 years to repurchase up to $80 million of Cascade common stock. As of October 31, 2006 we had repurchased 289,000 shares of common stock for $13.9 million. Repurchases will continue to be made on an ongoing basis based on market conditions, relevant securities laws and other factors.

On a weighted average basis, the earnings per share accretion due to the share repurchase program was less than $0.01 per share. We are increasing our existing credit facility from $25 million to $125 million. While we may use this credit facility on a short term basis to fund the share repurchase program, it will also be available to fund potential acquisitions.

I would also like to note that the Board authorized an increase in the quarterly dividend to $0.16 per share.

Those of you who have worked with us in the past remember we have a long standing policy of not making forward financial projections.

This concludes our prepared remarks and we are now ready to open the call to your questions.

Operator

Thank you. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by one on your pushbutton phone. If you would like to decline from the polling process, press the star followed by two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. As a reminder, if you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment for our first question.

Operator	Our first question comes from Arnie Ursaner with CJS Securities. Please go ahead.

A. Ursaner	Andy, how are you?

A. Anderson	Good.

A. Ursaner	Quick question on the balance sheet, the revolving credit facility. I just want to be clear. You indicate you are increasing the facility. Have you done that already? Is it place at this point?

J. Pointer	It’s getting close. It should be in place by the end of the month.

A. Ursaner	What sort of rate are you expected to get on that? LIBOR plus?

J. Pointer	The document will be filed. I don’t think we’re in a position to announce that at this point. We’re kind of in the final ...

A. Ursaner

Second quick question on the balance sheet relates to the insurance settlement issue that’s been out there which would be a potential positive for you. I’m assuming you didn’t get any resolution of the in this current quarter?

A. Anderson	We did not get resolution of that in this current quarter. That is correct. It is scheduled now for hearing before the Oregon Supreme Court in March.

A. Ursaner

Got it. And then again you went pretty quickly in your regional guidance for the upcoming year. I think 3 of the 4 were in line with expectations but one you mentioned might be, you expect it to be lower. Which was the one you expected to be lower?

J. Pointer	As far a looking at ones [overtalk] what we anticipate they are?

A. Ursaner	Yes.

A. Anderson	I think what we had said was Europe we did not expect Europe to be ... the rate of increase to be more moderate than the 19%.

A. Ursaner

Got it. Final question relates to China which has been an enormously critical market for you. We’ve seen variation in the growth and frequently you’ve spoken about increasing competitiveness. What do you believe the market growth is given your growth rates and can you give us a feel for has there been a change in the competitive environment there?

A. Anderson

Two answers to that. The lift truck market has been ... what we try and do when we give information on the China market is combine macro economic data and pronouncements of the Chinese government relative to capital spending and we try to combined that with what we actually just see in the raw numbers.

The Chinese government continues to say they’re wanting to throttle down capital investment a little bit but the numbers as you saw in the comparable over the third quarter of calendar 2005, they’re up 32%. We’re right now, based on preliminary data, projecting as best we can that the fourth quarter will be at least at the third quarter level.

What that is over fourth quarter of last year, I don’t have that number right at my hands but we’re looking at least the same level of activity in the fourth quarter that we’ve seen in the third quarter.

Then the second piece on the increased competitiveness, we are seeing one competitor in particular in our fork market. We’ve seen that name and their activity increasing which we watch very, very carefully and we’re cognizant of the fact the others could emerge but at this moment it’s one in particular that we’re referring to when we say the competitive market is increasing. They are increasing their capacity and they are improving their processes and their products.

A. Ursaner	Thanks very much. Looking forward to seeing you in January.

A. Anderson	Thank you.

Operator	Our next question comes from Joe Giamichael with Rodman & Renshaw. Please go ahead.

J. Giamichael	Good afternoon, Andy.

A. Anderson	Good afternoon, Joe.

J. Giamichael	Congratulations on the quarter.

A. Anderson	Thank you.

J. Giamichael

Sounds like you’re starting to temper enthusiasm on the outlook for Europe after what was basically a pretty strong quarter from there. Are you starting to see a turn there or is there going to be some ability for you to rachet down the SG&A and generate some profitability do you think?

T. Cathey	Although Andy mentioned there may be a turn down in the market, I think the measures we’re taking, we may not see that.

J. Giamichael	Okay, that’s good enough.

A. Anderson

I don’t think turn down in the market is quite what we meant, it’s just the rate might not be 19%. I think we’re still looking for growth in the European market, perhaps just not quite at the same rate.

T. Cathey	Level of acceleration.

J. Giamichael	Got it. Do you think this is related more to the industrialization of Eastern Europe, that type of growth. Is that where you’re seeing everything come out of?

A. Anderson

Actually Western Europe was up 13% so Eastern Europe was up significantly more. I think it was up 50% plus but it’s a much smaller percentage but yes, Eastern Europe is where huge growth is coming from and as we’ve mentioned before, we are making investment in developing sales capabilities in that region.

J. Giamichael

Got it. Onto the next line of questioning. I know on the last conference call you talked about Bolzoni and in their public filings they talk about possibly being active on the acquisition front in either Europe or Asia and just to sort of follow on Arnie’s questions on the changing competition in China, are you seeing anything on the European front or do you think these companies have shifted focus to China?

A. Anderson

The companies that I referred to appear to be selling products to Bolzoni. There is mixed language about whether there’s any formal affiliation with them or if it’s simply a supply arrangement. There’s a company called Shanghai Pudong and there are public announcements about that but in terms of an actual acquisition, we see no public pronouncements or have heard any anecdotal information to suggest there’s any acquisition activity going on in China for Bolzoni.

I think the acquisition that has been mentioned was an attachment company in Germany, that they have completed that acquisition. It moved their market share in Europe up about 10 percentage points. I can’t remember if that was completed in this last quarter, Cascade’s quarter, or the prior but it’s been very recent.

J. Giamichael	Do you think this could actually be a positive for you in the sense that it starts to create a healthier competitive environment?

A. Anderson	We’ve considered that so we can hope. Yeah, we have considered that. Clearly there has to be a consolidation.

J. Giamichael

Right, and rational pricing as well. Just one last question and I’ll get back in the queue. The only mention I’ve heard you make regarding any acquisitions is in the sense that you’re going to be increasing the borrowing power. Is that something that this has fallen back burner or you haven’t see potential transactions that really fit what you’re looking for?

A. Anderson	I would say that we are very actively engaged in discussions with several potential acquisitions and it’s probably not prudent or possible to go beyond that right at this moment.

J. Giamichael	Good enough. Congratulations on the quarter. Thank you very much.

Operator	Thank you. Our next question comes from Grant Hopkins with Ferris Baker Watts. Please go ahead.

G. Hopkins

Hi, Terry, Joe and Andy. Great quarter. I’ve got a question about the China expansion. When do you expect to have everything completed and do you have an estimated cost that’s been updated since last time?

T. Cathey	There are a number of separate parts to that but we expect the last of those parts to be in place about the middle of next year.

G. Hopkins	The middle of fiscal ‘08?

A. Anderson	Right, but because there’s a number of parts, there will be benefits rolling in serially as a result of what we’re doing and we’re seeing some of those now.

G. Hopkins	Great. Are you saying that one of the facilities might be completed in the first quarter and then ...?

A. Anderson

Yes. Some of it and as Terry did mention and I think it’s worth emphasis, that some of the results you’re seeing in China this quarter are the result, are directly correlated with the early investment in our Xiamen facility.

G. Hopkins	Excellent. What would be a total investment do you think will be there?

A. Anderson	The total ... I will just give you a slight history and then bring you to the initial estimate for our total capital plan in China was $23 million. We subsequently took it down to $18 and we are right now projecting somewhere around $15 to $16.

G. Hopkins	$15 to $16, great. Could you talk a little bit about the production modifications you made in Europe. Did any of these costs that affected the gross margins flow into the fourth quarter?

T. Cathey	Cost did not affect them significantly, no. Just projects.

G. Hopkins	Those projects, do you expect them to help return the gross margin to what the adjusted margin was last year and sequentially which were roughly the same, around 19%?

A. Anderson	I think that’s the kind of thing we won’t comment on.

G. Hopkins	Right, very understandable. Alright, that’s it for me. Thank you.

A. Anderson	Thank you.

Operator	Thank you. Our next question comes from Frank Magdlen with the Robins Group. Please go ahead.

F. Magdlen	Good afternoon and congratulations on a nice quarter.

A. Anderson	Thank you.

F. Magdlen	Two things. Andy, I wasn’t quite sure what to use for a tax rate going forward.

A. Anderson	I’ll actually defer to my colleague, Joe, here. I have an answer but I’ll defer to Joe.

J. Pointer	We do not anticipate any significant changes.

F. Magdlen	Does that mean 37%?

J. Pointer	Yeah, I’d say the 35% to 37% range is probably pretty safe.

F. Magdlen	In general what’s the tone of the market in North America where I think the shipments have exceeded bookings for 4 months in a row and I just wanted to see what your thoughts are going forward?

A. Anderson

It’s certainly something we’re watching very carefully. There’s still a very substantial backlog and just based on the preliminary data for this quarter, it appears that the order rate has now stopped its decline and in fact strengthened ever so slightly so I would say that the fourth quarter order rate looks as if it is going to be consistent at least with current level, third quarter order rates if not just slightly better and the industry itself is projecting for the coming year essentially a flat year with I think a potential up in the end of the year as opposed to this year which was sort of the inverse of that.

F. Magdlen	Okay, so we’re going to have essentially a ... the industry’s looking for a flat year in ‘07 with a slight increase towards the third or fourth quarter?

A. Anderson	I think that’s the industry’s projections at this moment.

F. Magdlen	What’s your fork capacity in North America. What’s your capacity utilization?

T. Cathey	It’s running about 80% of what we consider our normal capacity.

F. Magdlen	That was at one time, I think you were running it flat out were you not?

T. Cathey	Yes, yes, we were. Since that time we’ve increased our North American capacity and our facilities capacities.

A. Anderson

The North American factories at that point were running flat out for both domestic demand but also for the Asian market and as Terry mentioned, we’ve increased capacity both in North America and the Hebei facility in China which took over the load of the Asia Pacific. The Hebei facility is running flat out right now, 100%. Our China capacity until we get the Xiamen fork plant online, that Hebei facility is at 100% plus.

F. Magdlen	Then can you comment on how well you’re doing with your global sourcing efforts?

T. Cathey	Very actively engaged in that activity and we expect to continue to get benefits from it.

F. Magdlen	So you’re starting to see it now?

T. Cathey	Yes, there’s some benefits rolling in now. Exactly.

F. Magdlen	Is it impacting any particular geographic region?

A. Anderson	It’s kind of moving around a bit. It’s an odd mix. We’ve been using Canadian steel to make forks in China and that’s soon to change. In fact has it already changed?

T. Cathey	It’s changing.

A. Anderson

It’ changing as we speak to domestic steel, Chinese domestic steel for forks in China so in that sense it’s moving. We’re very actively negotiating with a number of steel vendors globally in fact, in both Europe and China for our European supply. I think that our North American supply is relatively fixed.

T. Cathey	We talked before about the localization of production in China and obviously as we do that because we build the same products there, we’ll be able to increasingly leverage those back into other markets.

A. Anderson

Although it’s small in terms of materiality at the consolidated level, that localization in China has already allowed us to ship some production actually out of the U.S. to China for import or export to Korea and Japan. So there’s movement. It’s not huge yet but yes, there’s a lot of preliminary movement on the global sourcing and the localization initiatives.

F. Magdlen	Thank you very much.

A. Anderson	Thank you, Frank.

Operator	Thank you. Our next question comes from Phillip Cook with Cook Meyer Taylor. Please go ahead.

M. Cook	This isn’t Phillip Cook, this is Michael Cook and my question has already been answered.

A. Anderson	Thank you.

Operator	Thank you. We have a follow up question from Grant Hopkins. Please go ahead.

G. Hopkins	Hello. One quick question. Are there any end user industries that you’ve seen notably strong or weak trends in for your sales?

T. Cathey	If we were to identify one on a general basis, globally it’s the beverage industry.

G. Hopkins	Beverage? Okay. Have the printing clamps been selling as well as they typically do?

A. Anderson	I’m sorry, what clamps?

G. Hopkins	I’m sorry, the paper clamps, not printing, paper.

A. Anderson

That’s a hard question to answer because globally and I think this is not just Cascade but with both the major competitors, if you compare the sales to the paper industry today to say 10 years ago as a percent of lift trucks and so forth, the global demand for those products is different today, it’s lower today than it has been. They’re utilizing their trucks better, they’re turning inventory faster.

T. Cathey	China is the only area where we’re seeing that.

A. Anderson	Right, China is the only area where we’re seeing really rapid growth in that so there might be actually globally just a shift of tonnage produced in China and that may be in fact what’s happening.

G. Hopkins	Is there anything with the softening housing market or home building that you see affecting your sales now?

A. Anderson

We have virtually no correlation really to housing or home building, at least not direct correlation. Only in the sense that it might impact overall macroeconomic conditions of the country but that’s a pretty far stretch.

G. Hopkins	Most of your forks I’m assuming, I’m sorry, most of your sales to that industry are forks which are ...

A. Anderson

I would say probably yes, just through the construction vehicles even because the vast majority of our products are actually used in the supply chain. Globalization actually works very much in our favor here. As products are moved from around the world in containers, they need to be loaded into containers, they need to be unloaded in containers. Most of our stuff works on concrete floors in warehouses.

G. Hopkins	Okay, I see. Thank you very much.

Operator	Thank you. Our next question comes from the line of Steve Spence from UBS.

S. Spence	Good afternoon. Could you repeat the figures for us again on the stock repurchase plan?

A. Anderson	Just a moment, I’ll go back. At October 31st we purchased 289,000 shares for a total of $13.9 million.

S. Spence

Great and then one follow on question for you. I don’t have currency data in front of me but it’s my general sense that the recent performance of the dollar that we’ve seen in the month of November has been the steepest portion of the decline. Can you chat with us a little bit about generally speaking what conditions were like in the quarter, particularly with respect to leading Asian currencies?

A. Anderson	Say that again.

S. Spence

Can you comment in general terms about currency conditions in Europe and in Asia during the quarter? It’s my sense that the bulk of or the steepest decline of the dollar in the month of November was greater than it was for the quarter. More or less can you just chat with us a little bit about the impact of currencies for you during the quarter on a regional basis again?

A. Anderson

The impact of currencies were not significant in the third quarter. The one that even as you speak to November which of course is in our fourth quarter, has changed, the Euro has strengthened, the dollar has weakened. That has an impact on our gross revenue but since we’re operating essentially at break even level in Europe at the moment, it does not have a material impact on our earnings, on our results.

Probably the second highest impact from currency comes actually in North America from the Canadian dollar. We have a situation in our fork business where all of our material costs are in Canadian dollars and some, give or take half of our production costs are in Canadian dollars so the strengthening of the Canadian dollar has just had some impact but during the third quarter it’s been very, very marginal.

The third currency in terms of variability for us or volatility for us would be of course the Chinese Renminbi and it has moved I think over the year 2% or a small amount so it ... the Chinese central banks very tightly control drift on that, has allowed us to ... it’s still working very much one-to-one with our prior years.

S. Spence	Are you able to negotiate any of your contracts in U.S. dollar constant terms in any of the major industrialized markets that you serve or generally speaking is that not possible?

J. Pointer	They’re generally negotiated in the local currency.

S. Spence	Thank you very much.

Operator	Thank you. We have a follow up question from the line of Frank Magdlen. Please go ahead.

F. Magdlen	Andy, could you just comment on where you think your share count will be for the year? If you didn’t buy any more stock or shares back, what would your weighted average be for the year, fully diluted?

A. Anderson	If we didn’t buy any more stock?

F. Magdlen	Yes.

A. Anderson

If we didn’t buy any more stock the share count is not going to be too much lower than you see right now. I think on a weighted average basis even if we are buying stock, Frank, I won’t tell you given 2 factors. It’s not going to be hugely different because the first factor is at the extreme we can buy 25% of the prior 4 weeks average trading volume and as you note, our trading volume has been coming down. But also we have a 105B program in place that steps our actual purchases down in inverse proportion to our share price so as we’re trading at a higher price, we’re actually buying at lower levels.

Our share repurchases are comparatively moderate right at the moment. I don’t think you’re going to see a huge change in the weighted average shares outstanding, Frank.

F. Magdlen	Alright, thank you.

Operator	Thank you. Mr. Anderson, I’m showing that there are no further questions at this time.

A. Anderson	Again, thank you so much for your time and your participation today. We appreciate your interest in Cascade and please don’t hesitate to call if we can be of assistance.

Operator

Thank you. Ladies and gentlemen, this concludes the Cascade Corporation third quarter earnings conference call. If you’d like to listen to the replay of today’s conference, please dial 1-800-405-2236 and enter the access number 11077438 pound in North America. International callers please dial 303-590-3000 and once again enter the access code of 11077438 pound.

Thank you for your participating. You may now disconnect.